Exhibit 99.1
NEWS BULLETIN RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900
CLAIRE’S STORES, INC. REPORTS THIRD QUARTER RESULTS -
REVENUES INCREASE SIX PERCENT;
DILUTED NET INCOME PER SHARE INCREASES TO $0.39;
COMPANY DECLARES REGULAR QUARTERLY DIVIDEND
PEMBROKE PINES, Florida, November 16, 2006. Claire’s Stores, Inc. (NYSE:CLE) today announced financial results for the third quarter of Fiscal 2007. The Company also provided guidance relating to the fourth quarter of Fiscal 2007 as well as the full fiscal year.
Third Quarter Results
Results for the third quarter of Fiscal 2007, which ended October 28, 2006, were as follows: Net income fell four percent to $36.6 million compared to $38.1 million during the third quarter of Fiscal 2006, which ended October 29, 2005. On a per share basis, diluted net income during the third quarter of Fiscal 2007 rose three percent to $0.39 compared to $0.38 during the third quarter of Fiscal 2006.
For the third quarter of Fiscal 2007, net sales increased six percent to $347.6 million from $327.3 million for the same period last year. Comparable store sales for the third quarter of Fiscal 2007 were flat, after achieving a nine percent increase in last year’s third fiscal quarter.
Third quarter comparable store sales were as follows:
•	Claire’s North America: positive low single digits

•	Claire’s Europe: negative low single digits

•	Icing by Claire’s: negative mid single digits
Commenting on third quarter results, Co-Chairman and Co-Chief Executive Officer Marla Schaefer said, “In August, we advised the financial community that we were taking a more cautious approach to our third quarter guidance due to the difficult comparisons between this third quarter and last year’s third fiscal quarter. Over the past four years, we have created a robust jewelry business as increasing levels of consumer demand for fashion jewelry drove sales. While current trends continue to emphasize fashion jewelry, our customers are moving towards simpler, more streamlined looks and value priced items. Additionally, there is renewed interest in our accessory offerings which are, for the most part, lower margin products. Our third quarter financial results have been impacted by this shift in trends, and we have adjusted our fourth quarter and full year forecast as well. As we move into spring and a new fashion season, we anticipate a return to a more robust performance.”
Bonnie Schaefer, Co-Chairman and Co-Chief Executive Officer, offered additional commentary on the third quarter of Fiscal 2007. “As stated last quarter, we are making progress in terms of addressing issues relating to store performance in Europe. The look of our stores and the quality of the day to day shopping experience, in terms of things such as customer service, better marketing materials and improved compliance with plan-o-grams is coming up to the standards of our North American operation. At the same time, I referenced various operational issues relevant to our international stores where further improvements will be implemented. Our focus now is on planning and allocation and pricing practices that we are examining and modifying to better serve our European customers. As these and other initiatives move forward, we believe that our performance in Europe will begin to show improvements.”
Year to Date Results
For the first nine months of Fiscal 2007, sales grew six percent to $1,008.7 million from $955.0 million. Net income decreased one percent to $102.3 million from $103.3 million and on a diluted per share basis, net income increased one percent to $1.05 per diluted share from $1.04 per diluted share during the first nine months of Fiscal 2006. Comparable store sales increased two percent, compared with an increase of six percent during the first nine months of Fiscal 2006.
Store Count: End of Third Fiscal Quarter:

	October 28, 2006	October 29, 2005
Claire’s North America	1,699	1,688
Claire’s Europe	842	750
Icing by Claire’s	446	443
Claire’s Nippon	192	167

Total	3,179	3,048
Business Outlook for the Fourth Fiscal Quarter and Full Year — Fiscal 2007
Fourth Quarter:
For the fourth quarter of Fiscal 2007, we are estimating revenues between $461 and $474 million, an increase of 11 to 14 percent. Comparable store sales are projected to rise by one to two percent. This follows an increase of six percent in the fourth quarter of Fiscal 2006. Net income is projected to reach $0.78 to $0.84 per diluted share, assuming an average of approximately 93.3 million shares outstanding.
Full Year:
For Fiscal 2007 in its entirety, the Company’s revised projections are for revenues to grow by approximately seven to eight percent to approximately $1.47 billion to $1.48 billion. Comparable store sales are expected to increase by one to two percent.
Gross margins as a percentage of sales are anticipated to decline approximately 100 basis points. SG&A is projected to decrease as a percentage of sales, resulting in a 10 to 30 basis point improvement.
Net income on a diluted per share basis is projected to reach $1.82 to $1.87. This projection assumes that the diluted weighted average number of shares outstanding will approximate 96.2 million for Fiscal 2007.

Stock Buyback Activity
As of the end of the third quarter of Fiscal 2007, we repurchased approximately 7.1 million shares of common stock at a total cost of approximately $200 million, thereby completing the authorized buyback.
Quarterly Dividend
The Board of Directors has declared the regular quarterly cash dividend of $0.10 per share payable on the Common Stock and $0.05 per share payable on the Class A Common Stock. Payment will be made on December 15, 2006 to shareholders of record on December 5, 2006.
Conference Call Information
The Company will host its third quarter conference call on November 16, 2006, at 10:00 a.m. (EST). The call in number is 210-795-9101 and the password is “Claires.” A replay will be available through November 24, 2006. The replay number is 203-369-1696 and the password is 25247. The conference call is also being webcast and archived until November 24th on the Company’s corporate website at http://www.clairestores.com, where it can be accessed by clicking on the “Conference Calls” link located under “Financial Information” for a replay or download as an MP3 file.
Company Overview
Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of October 28, 2006, Claire’s Stores, Inc. operated approximately 2,985 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Belgium, Holland, Portugal and Spain. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., approximately 190 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses approximately 110 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and seven stores in South Africa under similar agreements with The House of Busby Limited.
Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 28, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.
Contact Information: Marisa F. Jacobs, Vice President of Corporate Communications and Investor
Relations
Phone: (212) 594-3127, Fax: (212) 244-4237 or Email at marisa.jacobs@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	October 28,		October 29,		October 28,		October 29,
	2006		2005		2006		2005
Net sales	$347,593,000	100.0%	$327,259,000	100.0%	$1,008,680,000	100.0%	$955,009,000	100.0%
Cost of sales, occupancy and buying expenses	165,487,000	47.6%	151,541,000	46.3%	480,540,000	47.6%	442,084,000	46.3%

Gross profit	182,106,000	52.4%	175,718,000	53.7%	528,140,000	52.4%	512,925,000	53.7%

Other expenses (income):
Selling, general and administrative	118,860,000	34.2%	112,631,000	34.4%	348,645,000	34.6%	334,722,000	35.0%
Depreciation and amortization	14,249,000	4.1%	12,318,000	3.8%	41,319,000	4.1%	36,442,000	3.8%
Interest and other income	(3,933,000)	(1.1%)	(3,761,000)	(1.1%)	(13,181,000)	(1.3%)	(8,805,000)	(0.9%)

	129,176,000	37.2%	121,188,000	37.0%	376,783,000	37.4%	362,359,000	37.9%

Income before income taxes	52,930,000	15.2%	54,530,000	16.7%	151,357,000	15.0%	150,566,000	15.8%

Income taxes	16,303,000	4.7%	16,403,000	5.0%	49,067,000	4.9%	47,279,000	5.0%

Net income	$36,627,000	10.5%	$38,127,000	11.7%	$102,290,000	10.1%	$103,287,000	10.8%

Net income per share:

Basic:
Net Income per share	$0.39		$0.38		$1.05		$1.04

Diluted:
Net Income per share	$0.39		$0.38		$1.05		$1.04

Weighted average number of shares outstanding:
Basic	94,414,000		99,140,000		97,045,000		99,063,000

Diluted	94,605,000		99,534,000		97,324,000		99,448,000

CLAIRE’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	October 28, 2006	October 29, 2005
ASSETS

Current assets:
Cash and cash equivalents	$244,551,000	$359,757,000
Inventories	158,853,000	147,354,000
Prepaid expenses	24,457,000	21,027,000
Other current assets	44,680,000	35,197,000

Total current assets	472,541,000	563,335,000

Property and equipment:
Land and building	17,350,000	18,151,000
Furniture, fixtures and equipment	274,278,000	247,375,000
Leasehold improvements	284,032,000	231,800,000

	575,660,000	497,326,000
Less accumulated depreciation and amortization	(314,745,000)	(279,775,000)

	260,915,000	217,551,000

Intangible assets, net	61,461,000	54,392,000
Other assets	17,725,000	14,363,000
Goodwill	200,227,000	198,977,000

	279,413,000	267,732,000

Total assets	$1,012,869,000	$1,048,618,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade accounts payable	$77,880,000	$74,849,000
Income taxes payable	20,892,000	15,887,000
Accrued expenses	101,374,000	87,827,000

Total current liabilities	200,146,000	178,563,000

Long-term liabilities:
Deferred tax liability	19,896,000	22,094,000
Deferred rent expense	24,411,000	20,966,000
Other liabilities	2,274,000	—

Total long-term liabilities	46,581,000	43,060,000

Stockholders’ equity:
Class A stock — par value $0.05 per share	244,000	256,000
Common stock — par value $0.05 per share	4,408,000	4,713,000
Additional paid-in capital	74,373,000	56,102,000
Accumulated other comprehensive income, net of tax	30,961,000	19,409,000
Retained earnings	656,156,000	746,515,000

Total stockholders’ equity	766,142,000	826,995,000

Total liabilities and stockholders’ equity	$1,012,869,000	$1,048,618,000